Exhibit 99
           Gray
Television, Inc.
NEWS RELEASE
Gray Reports Operating Results
For the Three-Month Period and Year Ended December 31, 2009
     Atlanta, Georgia — April 6, 2010. . . Gray Television, Inc. (“Gray,” “we” or “us”) (NYSE: GTN) today announced results from operations for the three-month period (the “fourth quarter”) and year ended December 31, 2009 as compared to the three-month period and year ended December 31, 2008.
Highlights:

	Three Months Ended December 31,
	2009	2008	% Change
	(in thousands, except for percentages)
Revenues (less agency commissions)	$77,517	$94,803	(18)%

Operating expenses (before depreciation, amortization, impairment and gain on disposal of assets):
Broadcast expense	$50,589	$51,189	(1)%

Corporate and administrative expense	$3,222	$4,082	(21)%

	Year Ended December 31,
	2009	2008	% Change
	(in thousands, except for percentages)
Revenues (less agency commissions)	$270,374	$327,176	(17)%

Operating expenses (before depreciation, amortization, impairment and gain on disposal of assets):
Broadcast expense	$187,583	$199,572	(6)%

Corporate and administrative expense	$14,168	$14,097	1%
     While we continue to operate our business in a challenging environment, our actual operating results exceeded our initial forecasts. We have experienced improvements in our core local and national advertising revenue in 2009 and believe we are well positioned to benefit from expected increases in political advertising in 2010.
     In 2009, we renegotiated many of our cable distribution contracts, which resulted in increased retransmission consent revenue. We continue to integrate new strategies into our stations’ websites intended to generate additional revenue. We continue to experiment with new technologies, such as mobile television, in order to lay the ground work for new revenue streams in the future. Although our 2009 operating results were down compared to the prior year, we believe that our recent operating results compare favorably to other television broadcast companies. We remain committed to operating our stations in a manner that maximizes revenue while minimizing operating expenses.
4370 Peachtree Road, NE * Atlanta, GA 30319
(404) 504-9828 * Fax (404) 261-9607

Comments on Results of Operations for the Three-Month Period Ended December 31, 2009:
Revenue.
     For the fourth quarter of 2009 compared to the fourth quarter of 2008, total net revenue decreased $17.3 million, or 18%, to $77.5 million due primarily to decreased political advertising revenue and, to a lesser extent, decreased national advertising, production and other revenue. These decreases were partially offset by increased retransmission consent revenue, local advertising revenue and consulting revenue. Local advertising revenue increased due to a slowly improving economy. Retransmission consent revenue reflects the more profitable terms of our current contracts that were finalized in 2009. We had consulting revenue of $0.6 million due to our entry into an agreement with Young Broadcasting Inc. that became effective August 10, 2009 (the “Young Broadcasting Agreement”). National advertising revenue decreased due to reduced spending by advertisers as a result of the ongoing recessionary conditions; however, we did see improvements in national advertising revenue during the fourth quarter of 2009 relative to the first three quarters of 2009. Historically, our industry’s largest advertiser category has been the automotive industry. The recession, which began to significantly impact us in 2008, has significantly reduced the automotive industry’s advertising expenditures. However, our fourth quarter 2009 automotive advertising revenue increased approximately 7% compared to the comparable prior year period. This was an improvement over the 41% decrease in automotive advertising revenue that we experienced through the first three quarters of 2009 from the comparable 2008 period. Political advertising revenue also decreased in 2009, reflecting decreased advertising from political candidates during the “off year” of the two-year political advertising cycle. The majority of the political advertising revenue earned in the fourth quarter of 2009 related to spending on the national healthcare debate. The principal components of our revenue were as follows:
     Local advertising revenue increased $2.1 million, or 5%, to $47.1 million.
     National advertising revenue decreased $0.2 million, or 1%, to $15.9 million.
     Internet advertising revenue remained unchanged at $3.2 million.
     Political advertising revenue decreased $22.4 million, or 82%, to $5.0 million.
     Retransmission consent revenue increased $2.9 million, or 346%, to $3.7 million.
     Production and other revenue decreased $0.2 million, or 10%, to $1.9 million.
     Consulting revenue from the Young Broadcasting Agreement of $0.6 million in the fourth quarter of 2009.
Operating expenses.
     Broadcast expenses (before depreciation, amortization, impairment expense and gain on disposal of assets) decreased $0.6 million, or 1%, to $50.6 million, due primarily to reductions to each of bad debt expense of $1.0 million, professional service expense of $0.4 million, facility fees of $0.4 million and syndicated programming expense of $0.7 million. These decreases were partially offset by increased compensation expense of $2.4 million. Bad debt expense decreased due to an improvement in the average age of our accounts receivable balances. Professional service expenses decreased primarily due to a decrease in national representation fees, which are paid based upon a percentage of our national and political advertising revenue, both of which decreased as discussed above. Facility fees decreased primarily due to lower electricity expense resulting from the discontinuance of our analog broadcasts. Syndicated programming expense decreased primarily due to a lower impairment expense in the current year compared to the prior year. We recorded impairment expenses related to our syndicated television programming during the three month periods ended December 31, 2009 and 2008 of $0.1 million and $0.6 million, respectively. Compensation expense included payroll and benefit expense. Compensation expense increased primarily due to an increase in our pension expense of $1.3 million for the reasons described below and an increase of $1.1 million in incentive based payroll compensation. We had fewer employees in the fourth quarter of 2009

Gray Television, Inc.
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compared to the fourth quarter of 2008. As of December 31, 2009 and 2008, we employed 2,184 and 2,253 full and part-time employees, respectively, in our broadcast operations.
     Corporate and administrative expenses (before depreciation, amortization, impairment expense and gain on disposal of assets) decreased $0.9 million, or 21%, to $3.2 million. The decrease was due primarily to decreases in relocation expense of $0.4 million, severance expense of $0.1 million and consulting expense of $0.4 million. We recorded non-cash stock-based compensation expense during the three-month periods ended December 31, 2009 and 2008 of $0.3 million and $0.4 million, respectively.
Comments on Results of Operations for the Year Ended December 31, 2009:
Revenue.
     In the year ended December 31, 2009 compared to the year ended December 31, 2008, total net revenue decreased $56.8 million, or 17%, to $270.4 million, due primarily to decreased local, national, political and internet advertising revenue, decreased network compensation revenue and decreased production and other revenue. These decreases were partially offset by increased retransmission consent revenue and consulting revenue. Retransmission consent revenue reflects the more profitable terms of our current contracts that we finalized in 2009. Consulting revenue increased to $0.9 million for the year ended December 31, 2009, due to revenue from the Young Broadcasting Agreement. Local and national advertising revenue for the year ended December 31, 2009 decreased due to reduced spending by advertisers in the continued recessionary economic environment. Our automotive advertising revenue decreased approximately 31% compared to the prior year. In addition, during the year ended December 31, 2008 we earned a total of $3.4 million of net revenue from local and national advertisers during the broadcast of the 2008 Summer Olympics on our ten NBC stations. There were no Olympic Game broadcasts during 2009. The negative effects of the recession on 2009 revenues were partially offset by increased advertising during the 2009 Super Bowl. Net advertising revenue associated with the broadcast of the 2009 Super Bowl on our ten NBC affiliated stations approximated $750,000, which was an increase from the approximate $130,000 of Super Bowl revenue earned in 2008 on our then six FOX affiliated stations. Internet advertising revenue decreased during 2009 due to the same factors that affected our local and national advertising revenue, but to a lesser extent. Political advertising revenue decreased in this period due to reduced advertising from political candidates during the “off year” of the two-year political advertising cycle. However, we did recognize political advertising revenue in the fourth quarter of 2009 related to increased spending on the national healthcare debate. The principal components of our revenue were as follows:
     Local advertising revenue decreased $15.7 million, or 8%, to $170.8 million.
     National advertising revenue decreased $14.5 million, or 21%, to $53.9 million.
     Internet advertising revenue decreased $0.4 million, or 4%, to $11.4 million.
     Political advertising revenue decreased $38.5 million, or 79%, to $10.0 million.
     Retransmission consent revenue increased $12.6 million, or 414%, to $15.6 million.
     Production and other revenue decreased $1.0 million, or 13%, to $7.1 million.
     Consulting revenue resulting from the Young Broadcasting Agreement of $0.9 million for the year ended December 31, 2009.
Operating expenses.
     Broadcast expenses (before depreciation, amortization, impairment expense and gain on disposal of assets) decreased $12.0 million, or 6%, to $187.6 million, due primarily to a reduction in each of compensation expense of $3.4 million, professional service expense of $2.2 million, facility fees of $1.1 million, bad debt expense of $0.9 million and syndicated programming expense of $1.1 million. Compensation expenses included payroll and benefit expense. Payroll expense decreased primarily due to a reduction in the number of employees and lower commissions resulting from reduced revenues. However,

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our reduction in payroll expense was partially offset by an increase of $1.9 million in our pension expense. Pension expense increased due to the use of a lower discount rate in 2009 compared to the discount rate used to calculate the 2008 pension expense and due to the performance of our pension plan’s assets in 2009 and 2008. Professional service expenses decreased primarily due to a decrease in national representation fees, which are paid based upon a percentage of our national and political revenue, both of which decreased as discussed above. Facility fees decreased primarily due to lower electricity expense resulting from the discontinuance of our analog broadcasts. Bad debt expense improved due to an improvement in the average age of our accounts receivable balances. Syndicated programming expense decreased primarily due to a lower impairment expense in 2009 compared to the prior year. We recorded impairment expenses related to our syndicated television programming during the years ended December 31, 2009 and 2008 of $0.2 million and $0.6 million, respectively.
     Corporate and administrative expenses (before depreciation, amortization, impairment expense and gain on disposal of assets) increased $0.1 million, or 1%, to $14.2 million during the year ended December 31, 2009. The increase was due primarily to an increase in pension expense of $0.2 million, an increase in relocation expense of $0.2 million and an increase in legal expense of $0.5 million. These increases were partially offset by a decrease in market research expense of $0.6 million and severance of $0.1 million. We currently believe the relocation cost incurred in 2009 will not recur in future years to the same extent as in 2009. Also, approximately $0.4 million of the increased legal costs were attributable to the negotiation and documentation of our new retransmission consent agreements, and such costs are currently not anticipated to recur in future periods to the same extent. Corporate and administrative expenses included non-cash stock-based compensation expense during the years ended December 31, 2009 and 2008 of $1.4 million and $1.5 million, respectively.
Internet Initiatives:
     We are currently operating web, mobile and desktop applications in all of our markets. We have focused on expanding the applicable local content on our websites to drive increased traffic. Our website data for the three months and the years ended December 31, 2009 and 2008 is as follows:
Gray Websites — Data
(in millions)

	Three Months Ended December 31,
	2009	2008	% Change
Advertising impressions generated	504	451	12%
Mobile page views	35	16	119%
Total page views (including mobile page views)	205	156	31%

	Year Ended December 31,
	2009	2008	% Change
Advertising impressions generated	2,100	1,600	31%
Mobile page views	115	58	98%
Total page views (including mobile page views)	762	618	23%
     We attribute the increase in our website traffic to increased posting of local content and public awareness of our websites resulting from our on-air promotion of our websites.
     Our aggregate internet revenues are derived from two sources. The first source is advertising or sponsorship opportunities directly on our websites. We call this “direct internet revenue.” The other revenue

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source is television advertising time purchased by our clients to directly promote their involvement in our websites. We refer to this internet revenue source as “internet-related commercial time sales.”
     In the future we anticipate our direct internet revenue will grow at a faster pace relative to our internet-related commercial time sales.
Detailed table of operating results:
Gray Television, Inc.
Selected Operating Data (Unaudited)
(in thousands, except for per share data and percentages)

	Three Months Ended
	December 31,
			%
	2009	2008	Change

Revenues (less agency commissions)	$77,517	$94,803	(18)%
Operating expenses before depreciation, amortization, impairment and gain on disposal of assets, net:
Broadcast	50,589	51,189	(1)%
Corporate and administrative	3,222	4,082	(21)%
Depreciation and amortization of intangible assets	8,194	8,565	(4)%
Impairment of goodwill and broadcast licenses	—	338,681
Gain on disposals of assets, net	(3,173)	(289)	998%

Operating expenses	58,832	402,228	(85)%

Operating income (loss)	18,685	(307,425)
Other income (expense):
Miscellaneous income (expense), net	28	(179)
Interest expense	(19,568)	(12,252)	60%

(Loss) income before income tax	(855)	(319,856)
Income tax expense (benefit)	1,104	(113,831)

Net loss	(1,959)	(206,025)
Preferred dividends (includes accretion of issuance cost of $299 and $301, respectively)	4,550	3,301	38%

Net loss available to common stockholders	$(6,509)	$(209,326)

Basic and diluted per share information:
Net loss available to common stockholders	$(0.13)	$(4.32)
Weighted average shares outstanding	48,526	48,450	0%

Political revenue (less agency commissions)	$4,954	$27,366	(82)%

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Detailed table of operating results (Continued):
Gray Television, Inc.
Selected Operating Data (Unaudited)
(in thousands, except for per share data and percentages)

	Year Ended
	December 31,
	2009	2008	% Change

Revenues (less agency commissions)	$270,374	$327,176	(17)%
Operating expenses before depreciation, amortization, impairment and gain on disposal of assets, net:
Broadcast	187,583	199,572	(6)%
Corporate and administrative	14,168	14,097	1%
Depreciation and amortization of intangible assets	33,172	35,353	(6)%
Impairment of goodwill and broadcast licenses	—	338,681
Gain on disposals of assets, net	(7,628)	(1,632)	367%

Operating expenses	227,295	586,071	(61)%

Operating income (loss)	43,079	(258,895)
Other income (expense):
Miscellaneous income (expense), net	54	(53)
Interest expense	(69,088)	(54,079)	28%
Loss from early extinguishment of debt	(8,352)	—

(Loss) income before income tax benefit	(34,307)	(313,027)
Income tax benefit	(11,260)	(111,011)

Net loss	(23,047)	(202,016)
Preferred dividends (includes accretion of issuance cost of $1,202 and $576, respectively)	17,119	6,593	160%

Net loss available to common stockholders	$(40,166)	$(208,609)

Basic and diluted per share information:
Net loss available to common stockholders	$(0.83)	$(4.32)
Weighted average shares outstanding	48,510	48,302	0%

Political revenue (less agency commissions)	$9,976	$48,455	(79)%

Gray Television, Inc.
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Other Financial Data (Unaudited):

	December 31, 2009	December 31, 2008
	(in thousands)

Cash	$16,000	$30,649
Long-term debt, including current portion(1)	$791,809	$800,380
Long-term accrued facility fee	$18,307	$—
Preferred stock(2)	$93,386	$92,183
Borrowing availability under our senior credit facility	$31,681	$12,262

	Year Ended December 31,
	2009	2008
	(in thousands)

Net cash provided by operating activities	$18,903	$73,675
Net cash used in investing activities	(17,531)	(16,340)
Net cash used in financing activities	(16,021)	(42,024)

Net (decrease) increase in cash and cash equivalents	$(14,649)	$15,311

(1)	As of December 31, 2009, long-term debt, including current portion, does not include our long-term accrued facility fee.

(2)	As of December 31, 2009, preferred stock does not include unaccreted original issuance costs and accrued preferred stock dividends of $6.6 million and $18.9 million, respectively. As of December 31, 2008, preferred stock does not include unaccreted original issuance costs and accrued preferred stock dividends of $7.8 million and $3.0 million, respectively.
Senior Credit Facility Amendment
As previously disclosed, we successfully amended our senior credit facility on March 31, 2010. The amendment modifies the applicable leverage ratio test, modifies certain other terms of the facility, and is intended to provide the Company with additional operating and financial flexibility in the future. As a result of this amendment and based upon our preliminary financial results, we expect to be in compliance with all covenants under our senior credit facility as of March 31, 2010. Additional information regarding this amendment is contained in our current report on Form 8-K filed with the Securities and Exchange Commission on April 1, 2010.

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Preliminary Results for the First Quarter of 2010
     We currently anticipate that our results of operations for the three-month period ended March 31, 2010 (the “first quarter of 2010”) will approximate the amounts presented in the table below. As of the date of this release, we have not yet finalized our financial results for the first quarter of 2010. As a result, actual results for the first quarter of 2010 may differ from our preliminary results for the first quarter of 2010.

	Quarter Ended March 31,
	Preliminary	Actual
Selected operating data:	2010	2009	% Change
	(dollars in thousands)
Operating revenue:
Revenue (less agency commissions)	$70,000	$61,354	14%

Operating expenses: (before depreciation, amortization and other expenses)
Broadcast	$47,500	$45,654	4%
Corporate and administrative	$3,100	$4,046	(23)%

Other selected data:
Political advertising revenues (less agency commissions)	$2,800	$1,009	178%
Comments on Guidance:
Net Revenue.
     Based on preliminary results, we currently believe our first quarter 2010 local revenue, excluding political revenue, will increase from 2009 by approximately 11%. We currently believe our first quarter 2010 national revenue, excluding political revenue, will increase from 2009 by approximately 8%.
     We anticipate our first quarter 2010 internet revenue will increase from 2009 by approximately 15%.
     We anticipate our first quarter 2010 political advertising revenue will increase to $2.8 million.
     We anticipate that our retransmission consent revenues during the first quarter of 2010 will increase approximately $0.9 million, to a total of approximately $4.5 million, reflecting the successful retransmission negotiations concluded in 2009 and the first quarter of 2010.
     We estimate our consulting revenue will increase to $0.6 million for the first quarter of 2010.
Broadcast Operating Expense (before depreciation, amortization and gain/loss on disposal of assets).
     The anticipated increase in broadcast operating expense for the first quarter 2010 compared to the first quarter of 2009 is due primarily to anticipated increases in base compensation expense, commissions associated with higher anticipated revenue and pension expense.
Corporate and Administrative Expense (before depreciation, amortization and gain/loss on disposal of assets).
     The anticipated decrease in corporate expense for the first quarter of 2010 compared to the first quarter of 2009 is due primarily to an expected decrease in relocation and legal expenses.

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Net Revenue By Category:
     The table below presents our net revenue by type for the three-month periods and years ended December 31, 2009 and 2008, respectively (dollars in thousands):

	Three Months Ended December 31,
	2009		2008
		%		%
	Amount	of Total	Amount	of Total
Broadcasting net revenues:
Local	$47,120	60.8%	$44,999	47.5%
National	15,861	20.5%	16,055	16.9%
Internet	3,213	4.1%	3,228	3.4%
Political	4,954	6.4%	27,366	28.9%
Retransmission consent	3,734	4.8%	837	0.9%
Production and other	1,914	2.5%	2,130	2.2%
Network compensation	171	0.2%	188	0.2%
Consulting revenue	550	0.7%	—	0.0%

Total	$77,517	100.0%	$94,803	100.0%

	Year Ended December 31,
	2009		2008
		%		%
	Amount	of Total	Amount	of Total
Broadcasting net revenues:
Local	$170,813	63.2%	$186,492	57.0%
National	53,892	19.9%	68,417	20.9%
Internet	11,413	4.2%	11,859	3.6%
Political	9,976	3.7%	48,455	14.8%
Retransmission consent	15,645	5.8%	3,046	0.9%
Production and other	7,119	2.6%	8,155	2.5%
Network compensation	653	0.2%	752	0.3%
Consulting revenue	863	0.4%	—	0.0%

Total	$270,374	100.0%	$327,176	100.0%

The internet revenues presented above are derived from two sources: (i) direct internet revenue and (ii) internet related commercial time sales, as described under “Internet Initiatives” above.
Conference Call Information
     We will host a publicly accessible conference call to discuss our fourth quarter and year ended December 31, 2009 operating results on April 8, 2010. The call will begin at 1:00 P.M. Eastern Time. The live dial-in number is 1-800-616-9004 and the confirmation code is 8884753. The call will be webcast live and available for replay at www.gray.tv. The taped replay of the conference call will be available at 1-888-203-1112, confirmation code 8884753 until May 7, 2010.

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Reconciliations:
Reconciliation of net income (loss) to the non-GAAP terms (in thousands):

	Three Months Ended
	December 31,
	2009	2008
Net loss	$(1,959)	$(206,025)
Adjustments to reconcile to Broadcast Cash Flow Less Cash Corporate Expenses:
Depreciation and amortization of intangible assets	8,194	8,565
Amortization of non-cash stock based compensation	344	362
Impairment of goodwill and broadcast licenses	—	338,681
Gain on disposals of assets, net	(3,173)	(289)
Miscellaneous (income) expense, net	(28)	179
Interest expense	19,568	12,252
Income tax expense (benefit)	1,104	(113,831)
Amortization of program broadcast rights	3,777	4,472
Common stock contributed to 401(k) plan excluding corporate 401(k) contributions	7	(110)
Network compensation revenue recognized	(171)	(188)
Network compensation per network affiliation agreement	—	31
Payments for program broadcast rights	(3,804)	(3,819)

Broadcast Cash Flow Less Cash Corporate Expenses	23,859	40,280
Corporate and administrative expenses excluding amortization of non-cash stock-based compensation	2,878	3,720

Broadcast Cash Flow	$26,737	$44,000

	Year Ended
	December 31,
	2009	2008
Net loss	$(23,047)	$(202,016)
Adjustments to reconcile to Broadcast Cash Flow Less Cash Corporate Expenses:
Depreciation and amortization of intangible assets	33,172	35,353
Amortization of non-cash stock based compensation	1,388	1,450
Impairment of goodwill and broadcast licenses	—	338,681
Gain on disposals of assets, net	(7,628)	(1,632)
Miscellaneous (income) expense, net	(54)	53
Interest expense	69,088	54,079
Loss on early extinguishment of debt	8,352	—
Income tax benefit	(11,260)	(111,011)
Amortization of program broadcast rights	15,130	16,070
Common stock contributed to 401(k) plan excluding corporate 401(k) contributions	(19)	1,641
Network compensation revenue recognized	(653)	(752)
Network compensation per network affiliation agreement	30	121
Payments for program broadcast rights	(15,287)	(13,968)

Broadcast Cash Flow Less Cash Corporate Expenses	69,212	118,069
Corporate and administrative expenses excluding amortization of non-cash stock-based compensation	12,780	12,647

Broadcast Cash Flow	$81,992	$130,716

See “Non-GAAP Terms” for certain information, including a definition of non-GAAP terms.

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Non-GAAP Terms
     This press release includes the non-GAAP financial measures of Broadcast Cash Flow and Broadcast Cash Flow Less Cash Corporate Expenses. These non-GAAP amounts are used by us to approximate the amount used to calculate a key financial performance covenant as contained in our senior credit facility. Broadcast Cash Flow is defined as operating income plus corporate expense, depreciation and amortization (including amortization of program broadcast rights), impairment, non-cash compensation and (gain) loss on disposal of assets and cash payments received or receivable under network affiliation agreements, less payments for program broadcast obligations and less network compensation revenue, net of income taxes. Corporate expenses (excluding depreciation, amortization and non-cash stock-based compensation) are deducted from Broadcast Cash Flow to calculate “Broadcast Cash Flow Less Cash Corporate Expenses.” These non-GAAP terms are used in addition to and in conjunction with results presented in accordance with GAAP and should be considered as supplements to, and not as substitutes for, net loss calculated in accordance with GAAP.
Gray Television, Inc.
     Gray Television, Inc. is a television broadcast company headquartered in Atlanta, Georgia. We currently operate 36 television stations serving 30 markets. Each of the stations are affiliated with either CBS (17 stations), NBC (10 stations), ABC (8 stations) or FOX (1 station). In addition, we currently operate 39 digital second channels including 1 ABC, 4 FOX, 7 CW, 18 MyNetworkTV, 2 Universal Sports Network affiliates and 7 local news/weather channels in certain of our existing markets.
Cautionary Statements for Purposes of the “Safe Harbor” Provisions of the Private Securities Litigation Reform Act
     This press release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and the federal securities laws. These “forward-looking statements” are not statements of historical facts, and may include, among other things, statements regarding our current expectations and beliefs of operating results for the first quarter of 2010 or other periods, internet strategies, future expenses and other future events. Actual results are subject to a number of risks and uncertainties and may differ materially from the current expectations and beliefs discussed in this press release. All information set forth in this release and its attachments is as of April 6, 2010. We do not intend, and undertake no duty, to update this information to reflect future events or circumstances. Information about certain potential factors that could affect our business and financial results and cause actual results to differ materially from those expressed or implied in any forward-looking statements are included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in our Annual Report on Form 10-K for the year ended December 31, 2008 and in subsequently filed reports, which are filed with the SEC and available at the SEC’s website at www.sec.gov.

For information contact:	Web site: www.gray.tv
Bob Prather	Jim Ryan
President and Chief Operating Officer	Senior V. P. and Chief Financial Officer
(404) 266-8333	(404) 504-9828

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